ARTICLES OF INCORPORATION

OF

WORLDCOMMODITY FUNDS, INC.

FIRST: The undersigned, James M. Llewellyn, whose post office address is 6075 Roswell Road, Suite 450, Atlanta, GA 30328 being at least eighteen years of age, does hereby form a corporation under the General Laws of the State of Maryland.

SECOND: The name of the corporation is (which is hereinafter called the Corporation) is:

WorldCommodity Funds, Inc.

THIRD: The purposes for which the Corporation is formed are to act as an open-end management investment company, as contemplated by the Investment Company Act of 1940, as amended ("1940 Act"), and to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland now or hereafter in force.

FOURTH: The post office address of the principal office of the Corporation in Maryland is 11 East Chase St, Baltimore, MD 21202.

FIFTH: The name of the resident agent of the Corporation in Maryland is National Registered Agents, Inc.  whose address is:

National Registered Agents, Inc

11 East Chase Street

Baltimore, MD 21202

SIXTH: The total number of shares of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) at 0.0001 par value, and of the aggregate par value of $10,000.

SEVENTH: The number of directors of the Corporation shall be three (3) which number may be increased or decreased pursuant to the by-laws of the Corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders, and the names of the directors who shall act until the first meeting or until their successors are duly chosen and qualified are:

James M. Llewellyn

Christopher Witte

Terry Cornett

EIGHTH: The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation for the WorldCommodity Funds, Inc. on August 1, 2005, and severally acknowledge the same to be my act.

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James M. Llewellyn

Incorporator

I hereby consent to my designation in this document as resident agent for this corporation.

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Resident Agent

National Registered Agents, Inc.

Return to:

James M. Llewellyn

PO Box 468507

Atlanta, GA 31146